Exhibit 4.10

Deutsche Bank

Human Resources

Deutsche Bank

Restricted Share Plan 2023

Plan Rules

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933

Effective date: March 1, 2023

1 Purpose

The Deutsche Bank Restricted Share Plan is intended to motivate key employees by aligning the interests of employees of the DB Group with those of the shareholders and fostering a sense of employee ownership through awards linked directly to the Deutsche Bank share price in a fashion that is consistent with safe and sound banking practices, particularly with respect to the applicable regulatory guidance and requirements governing incentive compensation practices.

Participants in the Plan are selected at the discretion of the Committee. Participation during one Plan year does not guarantee future participation.

2 Definitions

For the purposes of the Plan, the following terms shall have the meanings indicated:

“Acknowledgement” has the meaning given in Rule 4.7, and “Acknowledge” and “Acknowledged” shall be construed accordingly.

“Acquirer Entity” means the person, company or entity which, through acquisition, merger, spin-off, transfer, or other consolidation (or series thereof), shall be the legal successor to or owner (whether direct or indirect) of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the relevant Participant worked, or any of its Subsidiaries or Holding Companies or any Subsidiary of any such Holding Company.

“Annual Award” means any Award referred to as an Annual Award in the Award Statement.

“Applicable DB Group Policy or Procedure” means any DB policy or procedure regarding: general accounting; application of accounting methodologies; approvals procedures; risk management; regulatory procedures or rules; any other financial or compliance matters; or conduct matters, including, but not limited to, Deutsche Bank’s Code of Business Conduct and Ethics as amended from time to time (in each case of which the Participant knew or it would be reasonable to expect the Participant to have known).

“Award” means an award of DB Shares subject to and in accordance with the Plan Rules where beneficial ownership of those shares is transferred to the Participant on the Award Date, and the DB Shares are subject to forfeiture in accordance with the Plan Rules until the Release Date. An Award may be an Annual Award, New Hire Award, or Upfront Award. An Award does not give a Participant a right to subscribe for unissued DB Shares.

“Award Date” means the effective date of an Award, as shown on the Award Statement.

“Award Letter” means a letter issued by a DB Group Company at or around the time of an Award Statement, which may set out Performance Conditions in relation to an Award as provided in Rule 4.4, and which may in some cases supplement an Award Statement.

“Award Statement” means the statement provided to a Participant under Rule 4.3.

“Award Shares” has the meaning given in Rule 4.3.

“Award Tax Shares” has the meaning given in Rule 4.8.

“Cause” means in respect of the termination of a Participant’s employment by any DB Group Company: (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment; (ii) the conviction of the Participant by a competent court of law of any crime (other than minor offences that do not adversely affect the business or reputation of any DB Group Company, as determined by the Committee in its sole discretion); (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of the Participant’s duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation; (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorised employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company; (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust; or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company where the issuance of that order or enforcement action impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform the Participant’s assigned duties (or would have done so if the Participant were still a DB Employee).

“Change of Control” means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly) acquires more than 50 percent of the issued share capital of Deutsche Bank AG and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of Deutsche Bank AG. The Committee (as constituted before the relevant event) will determine, in its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

“Committee” means the Senior Executive Compensation Committee but may alternatively be the Management Board or any committee or other entity or persons designated by the Senior Executive Compensation Committee, the Management Board or these Plan Rules to act as the decisional body under this Plan (and, for the avoidance of doubt, the provisions of Rule 9 shall apply to any such entity or person). To the extent that matters are determined in relation to Awards made or to be made to members of the Management Board, the Committee means the Supervisory Board of Deutsche Bank or a duly authorised committee of the same.

“Competitive Services” means services that are substantially similar to any or all of the services provided by the Participant during the period that the Participant was a DB Employee, and are competitive with, or are intended to replace or serve as an alternative to, any services provided by the Division in which the Participant worked during that period. For the avoidance of doubt, as well as revenue generating roles, this includes services provided in infrastructure functions as well as any support roles and non-client facing roles.

“Compliance Department” means any applicable compliance department of the DB Group.

“Control Failure” means:

a) a failure to take adequate steps to promptly identify, assess, report, escalate or address misconduct or risk (including without limitation regulatory, client, reputational, market and/or other risk);

b) a failure to address, manage or remedy any control weaknesses identified by the DB Group or any regulator of which the Participant was aware (or could have been reasonably expected to be aware);

c) a failure to draft, adopt, approve or implement internal financial and operational policies or procedures of the DB Group (or any DB Group Company) which would have provided for (i) the reliability and integrity of information, (ii) compliance with laws and regulations, (iii) safeguarding and accountability of assets, and/or (iv) preventing or detecting error or fraud.

“DB Employee” means a person employed by any DB Group Company.

“DB Group” means Deutsche Bank and each of its Subsidiaries.

“DB Group Company” means any company or other corporation in the DB Group.

“DB Share” means a registered share of Deutsche Bank AG, as listed and traded on the Frankfurt Stock Exchange - Xetra or other authorised exchanges, or any other shares which may replace them from time to time (whether in a successor corporation or otherwise).

“Deutsche Bank” means Deutsche Bank AG and any successor corporation or other corporation into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

“Division(s)” means the primary operational business areas of the DB Group, which include the core revenue generating areas and infrastructure and support areas, as established or adjusted by Deutsche Bank, in its discretion, from time to time. Each Division is divided into smaller operating business units.

“Financial Services” includes (without limitation) any (or any combination) of the following:

a) commercial or retail banking;

b) brokerage;

c) wealth management;

d) insurance, pension or lending services;

e) financial, business, investment or economic advisory services (including raising or preserving capital or transitioning ownership of any asset);

f) asset management;

g) issuing, trading or selling instruments or other investments; and

h) advising on or investing in private equity or real estate,

and also includes any other activities engaged in by any DB Group Company that the Committee considers constitute financial services.

“Financial Services Firm” means a business enterprise whose sole or primary function is the provision of Financial Services (whether to individuals, institutions or any other person or entity).

“Holding Company” of a company or entity means a company or entity of which the first company or entity is a Subsidiary.

“InstitutsVergV” means the German Remuneration Ordinance (Institutsvergütungsverordnung), as amended from time to time.

“Management Board” means the Management Board of Deutsche Bank (the Vorstand).

“Material Risk Taker” means a material risk taker (as determined by the DB Group in its sole discretion) having regard to InstitutsVergV or any other applicable regulation.

“Net Award Shares” has the meaning given in Rule 4.8.

“New Hire Award” means an Award referred to as a New Hire Award in the Award Statement, usually being “buy-out”, “replacement” or “sign-on” awards granted or issued in connection with the commencement of a Participant’s employment as a DB Employee.

“Nominee” means the party which holds the Net Award Shares as nominee for a Participant during the Restricted Period in accordance with the Plan Rules, being DB Group Services (UK) Ltd or such other party as may be appointed by the Committee from time to time.

“Participant” means any person to whom an Award has been made under the terms and conditions of this Plan for so long as that person has any rights under this Plan.

“Performance Condition” means a condition or conditions stated in the Award Statement for an Award or a Tranche of an Award, and/or the Award Letter, which determines the extent to which that Award or Tranche will become capable of Release.

“Performance Period” means the period of time as referred to in InstitutsVergV (or any other applicable legislation) during which a Participant’s performance is assessed for the purposes of determining the grant of an Award under InstitutsVergV, and “Performance Period in relation to which an Award is made” and similar phrases shall be interpreted accordingly.

“Plan” means the Deutsche Bank Restricted Share Plan as governed by these Plan Rules.

“Plan Administrator” means DB Group Services (UK) Limited or any other person or entity appointed by the Committee for the purpose of administering the Plan as referred to in Rule 9.1.

“Plan Rules” or “Rules” means this document, including all applicable Schedules, which sets out the binding terms and conditions of the Plan (as amended from time to time pursuant to Rule 10).

“Proof of Certification” means any information deemed necessary or desirable by the Plan Administrator (i) to confirm a Participant’s compliance with the terms and provisions of an Award; (ii) to enable the Plan Administrator to apply the terms and provisions of an Award; or (iii) to enable the Plan Administrator (or any DB Group Company) to comply with its obligations in relation to an Award, including, but not limited to: copies of tax returns and employment or payroll-related documentation, or any confirmation or agreement by a Participant deemed necessary or desirable by the Plan Administrator to carry out any of the Plan Rules or any other rule or regulation, as determined by the Plan Administrator (including without limitation confirmation or agreement that the Participant is bound by the Plan Rules in relation to an Award).

“Proprietary Information” means any information which is not publicly available (other than as a result of the Participant’s action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation, including information conceived, discovered or created during or in consequence of the Participant’s employment as a DB Employee.

“Release” in relation to an Award means that the Net Award Shares (or a portion of those shares) are no longer subject to forfeiture in accordance with the Rules and are capable of withdrawal by the Participant in accordance with Rule 7 and “Released” shall be interpreted accordingly.

“Release Date” means the last day of the Restricted Period as stated in the Award Statement (or any earlier date on which the Award or Tranche of an Award is Released or the Restricted Period ceases to apply under Rule 8), or any later date on which it is determined that any applicable Performance Conditions are satisfied and, in each case, subject to any delay in the Release Date pursuant to Rule 6.6.

“Relevant Individual” in relation to a Significant Adverse Event means a DB Employee or a contingent worker engaged by a DB Group Company whose conduct is the subject of an internal investigation by a DB Group Company in connection with that Significant Adverse Event which results in disciplinary measures or sanctions against the Relevant Individual, or would have resulted in such measures or sanctions (as determined by the Committee in its absolute discretion) if, in the case of a former DB Employee, the Relevant Individual had not ceased to be a DB Employee or, in the case of a contingent worker or former contingent worker, the Relevant Individual had been a DB Employee subject to disciplinary measures or sanctions by a DB Group Company.

“Representative” means, in the case of death or Total Disability, the Participant’s duly appointed beneficiary, legal representative or administrator, as applicable.

“Restricted Period” in relation to an Award means the period from the Award Date to the Release Date for that Award or Tranche of an Award.

“Schedule” means any schedule to the Plan Rules approved by the Committee (as amended from time to time in accordance with Rule 10).

“Senior Executive Compensation Committee” means the committee delegated by the Management Board to govern this Plan.

“Significant Adverse Event” means an event (or series of events, in each case whether by any acts or omissions) that has resulted in any internal or external finding of misconduct or of risk (including without limitation regulatory, client, reputational, market and/or other risk), or financial loss (whether direct or indirect, and whether by way of a regulatory fine, sanction, action, or settlement, including any associated cost or otherwise), which, as determined by the Committee in its absolute discretion, is classified by the DB Group as being “Acute”, “Severe” or “High” (or a similar level under any alternative categorisation in place from time to time) and which the Committee has determined in its absolute discretion has had or is likely to have an adverse effect on the DB Group, a DB Group Company, a Division or a business unit.

“Subsidiary” means a company or other entity in which a Holding Company has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in that company or entity.

“Sufficiently Proximate” to a Relevant Individual in relation to a Significant Adverse Event means a Participant who is:

a) a legal, local or functional manager (or other equivalent manager type applicable at the time) of a Relevant Individual who is a DB Employee (the “First Level Manager”), or a DB sponsor of a Relevant Individual who is a contingent worker engaged by a DB Group Company (the “First Level Sponsor”);

b) a legal, local or functional manager (or other equivalent manager type applicable at the time) of a First Level Manager or First Level Sponsor of the Relevant Individual or the head of the business unit in which the Relevant Individual is employed or engaged;

c) only in case of a Significant Adverse Event which is classified by the DB Group as being “Acute” (or a similar level under any alternative categorisation in place from time to time), the head of Division, the Chief Country Officer(s), the CEO or Chief Operating Officer(s) where the Relevant Individual works (or worked) or is engaged (or was engaged);

in each case, at the time when Significant Adverse Event(s) (or portion thereof), or the actions or omissions (in each case, or portions thereof) of the Relevant Individual contributing to the Significant Adverse Effect, occurred and regardless of whether the Participant was himself responsible for, or contributed to, the Significant Adverse Event, in any way other than being Sufficiently Proximate to a Relevant Individual.

“Supervisory Board of Deutsche Bank” means the board that oversees and advises the Management Board in its management of the business.

“Total Disability” means either (a) a medically determinable physical or mental impairment (i) that can be expected to either (1) result in death or (2) last for a continuous period of not less than 12 months and (ii) as a result of which the Participant either (1) becomes unable to engage in any substantial gainful activity or (2) receives income replacement benefits for a period of not less than 6 months under a long-term disability plan covering DB Employees (but in no case shall the receipt of workers’ compensation benefits be considered to qualify as such benefits); or (b) the Participant is deemed Totally Disabled and eligible to receive disability benefits from the US Social Security Administration, provided that, if the Participant ceases to reside in the United States, the Committee may substitute such definition as they consider appropriate.

“Tranche” means a portion of an Award as detailed on the Award Statement, which may be subject to different provisions related to Release, and/or Performance Conditions, to other Tranches comprised within that Award.

“Upfront Award” means an Award referred to as an Upfront Award in the Award Statement.

3 Interpretation

In this Plan, where the context permits:

a) where an Award has been made in different Tranches, references to an Award shall be taken to refer to each Tranche separately; and

b) words in the singular shall include the plural and vice versa.

The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

Each Award granted under the Plan is subject to the Plan Rules as modified by any Schedules which apply to that Award, in each case as amended from time to time in accordance with Rule 10.2.

4 Awards

4.1 Eligibility: Subject to the terms and conditions in these Plan Rules, the Committee may from time to time make Awards or permit Awards to be made by such other persons as it may determine to such DB Employees as the Committee shall select.

4.2 Terms of Awards: Subject to the terms and conditions in these Plan Rules, the Committee shall be entitled to determine the terms of Awards and the dates on which those Awards are made.

4.3 Award Statement: As soon as practicable on or after the Award Date, the Participant shall be issued an Award Statement in relation to the Award in such form as the Committee shall determine in its sole discretion. The Award Statement shall state (in relation to each Tranche of the Award where applicable):

a) the Award Date;

b) the number of DB Shares subject to the Award (before any reductions to take account of tax and social security contributions in accordance with Rule 4.8) (the “Award Shares”);

c) the type of Award (Annual, New Hire, or Upfront Award);

d) the Release Date (assuming no acceleration or delay of the Release Date under these Plan Rules). and

e) details of any Performance Conditions applicable to the Award (other than any such Performance Condition which is just detailed in the Award Letter).

4.4 Performance Conditions: Awards or Tranches of Awards may be made subject to Performance Conditions as approved by the Committee at the time the Award is made. Any such conditions will be detailed in the Award Statement and/or the Award Letter. The degree to which a Performance Condition is satisfied will determine the extent to which the Net Award Shares subject to that Award or Tranche will be Released, and the degree to which the Performance Condition is satisfied must be determined before the Award or relevant part of the Award can be Released. An Award shall be forfeited to the extent that it is determined that it is no longer capable of being Released because the Performance Condition has not been satisfied in full. The Management Board may amend the Performance Conditions if circumstances exist such that the Management Board considers, in its sole discretion, that the existing Performance Conditions should be so amended to ensure that they remain appropriate or because of regulatory requirements. Notwithstanding the foregoing, in relation to an Award held by a member of the Management Board, the Management Board’s decision is not binding and the Supervisory Board will decide in its full discretion on the confirmation of or the deviation from the Management Board’s decision for purposes of these Awards; the decision of the Supervisory Board shall be final and binding.

4.5 Compliance: The making of any Award is subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.

4.6 Award Shares: The Plan Administrator shall on the Award Date cause the Award Shares to be held by the Nominee as nominee for the Participant during the Restricted Period (subject to the provisions of the Plan, and in particular Rule 4.8), and the beneficial interest in the Award Shares shall be held by the Participant from that date.

4.7 Acknowledgement of Award: to Acknowledge the Award the Participant must:

a) acknowledge the Award and agree to be bound by and comply with the provisions of the Plan and any other terms contained in the Award Statement in relation to the Award; and

b) enter into an election under Section 83(b) of the Internal Revenue Code of the United States of America (“83(b) Election”) in relation to the DB Shares subject to the Award in a form acceptable to the Committee or the Plan Administrator;

(such steps together being “Acknowledgement”). The procedure for Acknowledgement (including the period for doing so) will be communicated or made available to the Participant in such manner as the Committee or Plan Administrator may determine. If the Participant has not Acknowledged the Award in accordance with the specified procedure by the end of the period provided in that procedure, the Award and all the Award Shares shall be forfeited, and upon that forfeiture neither the Participant nor any Representative shall have any claim for compensation in relation to that forfeiture. Following such forfeiture, the Participant will no longer be able to Acknowledge the Award and shall forfeit all interest in the Award and the Award Shares subject to it, and no DB Group Company shall have any obligation to the Participant in relation to it. For the avoidance of doubt, the Participant shall not have any interest in the Tax Award Shares on any such forfeiture.

4.8 Award Tax Shares and Net Award Shares: Immediately following the time the Award Shares are first held by the Nominee as nominee for the Participant on the Award Date as provided in Rule 4.6, the smallest whole number of the Award Shares sufficient to satisfy the amount of any taxation and social security contributions (calculated on the basis that an 83(b) Election is made in relation to the Award Shares with effect from the Award Date) for which any DB Group Company is liable to account or withhold on behalf of the Participant in relation to the acquisition of the Award Shares by the Participant (the “Award Tax Shares”) shall cease to be held by the Nominee as nominee for the Participant, the Participant shall no longer have any beneficial interest in the Award Tax Shares and the beneficial interest in those shares shall revert to the Nominee. The number of DB Shares remaining held by the Nominee as nominee for the Participant shall be the “Net Award Shares”, which shall be held by the Nominee as nominee for the Participant subject to the Plan Rules for the remainder of the Restricted Period. The Award Tax Shares shall for all purposes be treated as retained by the DB Group to satisfy the relevant taxation or social security contributions, and shall no longer be subject to the Plan Rules.

The number of Award Tax Shares shall be determined by the Plan Administrator in its sole discretion. If, because of rounding, the number of Award Tax Shares is greater than the number required to satisfy the taxation and social security contributions by a fraction of a DB Share, that fraction may be dealt with in the manner the Plan Administrator in its sole discretion sees fit, including, but not limited to, making a cash payment to the Participant on Release of the Award (or Tranche of an Award) equal to the cash value of the fraction of one DB Share.

No DB Group Company takes any responsibility (except where legally required) as to the taxation or social security consequences of the Participant participating in the Plan and a Participant should therefore seek independent tax and social security advice.

4.9 Non-transferable Awards: A Participant may not at any time before the Release Date (i) transfer, assign, sell, pledge or grant to any person or entity any rights in respect of any Award or any of the Award Shares (other than to a Representative in the event of the death or Total Disability of the Participant); or (ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of the Award Shares. Nothing in this Rule shall prevent the operation of Rule 4.8. Unless the Plan Administrator or the Committee decides otherwise, any breach of this Rule 4.9 will result in the forfeiture by the Participant of the Participant’s Award without any claim for compensation by the Participant or any Representative.

4.10 Dividend Rights: No dividends shall be paid, nor accrued, in relation to any of the Award Shares during the Restricted Period.

4.11 Voting Rights: There shall be no voting rights in respect of any of the Award Shares during the Restricted Period.

4.12 Effect of forfeiture: Where an Award is forfeited in accordance with any of the Plan Rules the Participant shall cease to have any rights in relation that Award to the extent that it is forfeited, and in particular the Participant shall no longer have any beneficial interest in any of the Award Shares so forfeited.

4.13 Surrender of Net Award Shares: A Participant may surrender Net Award Shares (or a part thereof) at any time, prior to the Release Date. Where Net Award Shares (or a part thereof) are so surrendered, the Participant shall cease to have any rights vis a vis any DB Group Company in relation to those Net Award Shares and the Participant shall no longer have any beneficial or other interest in any of the Net Award Shares so surrendered.

5 Impact of termination of employment

5.1 Termination: Save as provided in Rule 5.3, an Award will not be forfeited by reason of the Participant ceasing to be a DB Employee and (save as provided in Rule 5.2) will remain subject to the Plan Rules (including the Restricted Period and any Performance Conditions).

5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Performance Condition will, subject to Rule 6.6, be Released in full (to the extent not previously Released) on the next administratively possible Release Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant.

If a Participant who has ceased to be a DB Employee subsequently dies, and at the time of death holds any Awards which are not subject to a Performance Condition, those Awards will, subject to Rule 6.6, be Released in full (to the extent not previously Released) on the next administratively possible Release Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant.

Where an Award is subject to a Performance Condition the Restricted Period will continue in accordance with the Award Statement and subject to these Plan Rules (including, without limitation, the forfeiture provisions of Rule 6), and the Award will remain subject to the Performance Condition.

5.3 Termination resulting in Complete Forfeiture: Awards which have not been Released shall be automatically forfeited if, at any time prior to Release, the Participant ceases to be a DB Employee by reason of termination for Cause as decided by a DB Group Company, which shall have full discretion to make a Cause determination.

6 General forfeiture and clawback

6.1 Complete Forfeiture for certain acts: In addition to the other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit any Awards that have not been Released, without any claim for compensation by the Participant or any Representative, if any of the following events or activities occurs at any time prior to the Release Date for that Award, during or following employment as a DB Employee:

a) the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of the Participant’s employment in the 12 months immediately prior to the termination date;

b) the Participant solicits, directly or indirectly, any company, entity or individual who was a customer or client of any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of the Participant’s employment in the 12 months immediately prior to the termination date in order to provide Competitive Services to such company, entity or individual;

c) the Participant directly or indirectly obtains, uses, discloses or disseminates Proprietary Information to any other company, individual or entity or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant’s duties for any DB Group Company;

d) the Participant acts in a manner that is prejudicial to the reputation of the DB Group or any DB Group Company;

e) the Participant or any Representative is responsible for any act or omission that breaches the terms of any agreement into which the Participant has entered with any DB Group Company, including any settlement or separation agreement or compromise agreement; or

f) the Participant fails to provide, if asked, Proof of Certification, in accordance with Rule 7.5.

6.2 Complete or Partial Forfeiture: In addition to the other forfeiture provisions contained in the Plan Rules, the Committee may, in its sole discretion, determine that a Participant shall forfeit such proportion (up to and including 100%) of any Award which has not been Released as may be determined by the Committee in its sole discretion without any claim for compensation by the Participant or any Representative in the following circumstances:

a) where a Participant engages in any conduct at any time prior to the Release Date, including prior to the Award Date, that:

i) breaches any Applicable DB Group Policy or Procedure;

ii) breaches any applicable laws or regulations imposed other than by the DB Group or any DB Group Company; or

iii) constitutes a Control Failure, whether arising by act or omission (or series of acts or omissions), whether in whole or in part, directly or indirectly;

in each case, where that conduct is the subject of an internal investigation by a DB Group Company or of an investigation by a regulatory or law enforcement body and it results in disciplinary measures or sanctions against the Participant or a DB Group Company (which, for the avoidance of doubt, shall include any significant supervisory measure imposed on DB Group or any DB Group Company) or would have resulted in such measures or sanctions if the Participant had not ceased to be a DB Employee (or ceased to be an employee of a specific DB Group Company whilst remaining a DB Employee);

b) where:

i) the grant of that Award was based on a performance measure or measures or on assumptions that are later determined to be materially inaccurate (regardless of whether any relevant measures or assumptions were communicated to the Participant); or

ii) the grant, vesting or settlement of any other award made to the Participant (whether under the Plan, other compensation plans or other bonus or incentive arrangements, and whether delivered or not) was based on a performance measure or measures or on assumptions that are later determined to be materially inaccurate (regardless of whether any relevant measures or assumptions were communicated to the Participant);

c) where a Significant Adverse Event occurs, and the Committee considers the Participant to be Sufficiently Proximate to a Relevant Individual in relation to that Significant Adverse Event; or

d) where the Committee determines, in its sole discretion, that forfeiture is required on the basis of prevailing regulatory requirements (which includes any legislation or guidance published by a regulator from time to time). For the avoidance of doubt, this includes (but is not limited to) having regard to sections 7 of InstitutsVergV and 45 para. 2 sentence 1 no. 5a, 6 of the German Banking Act (Kreditwesengesetz) (as may be amended, modified or replaced from time to time), including any order made by the German Federal Financial Supervisory Authority (BaFin) or any other competent regulatory authority in relation to such regulatory requirements.

Forfeiture under this Rule 6.2 may occur either before or after the Participant ceases to be a DB Employee for any reason.

6.3 Complete Forfeiture for Behaviour Amounting to Cause: A Participant shall automatically forfeit any Awards which have not been Released if:

a) during the Participant’s employment as a DB Employee, the Participant is responsible for an act or omission, or a series of acts or omissions, which amounted to behaviour listed in the definition of Cause in Rule 2, whether or not the employment is terminated as a result of those acts or omissions;

b) after the termination of the Participant’s employment as a DB Employee (for whatever reason), it is determined that the Participant was responsible for an act or omission, or a series of acts or omissions, while a DB Employee which gave rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause, even if that right was not exercised; or

c) after the termination of the Participant’s employment as a DB Employee, the Participant is responsible for an act or omission, or a series of acts or omissions, which would have given rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause had the Participant been a DB Employee at the time of the acts or omissions, in each case whether or not any DB Group Company or any officer or employee of any DB Group Company knew at the time of the act or omission, or series of acts or omissions, that the relevant right had arisen or would arise. Neither the Participant nor any Representative shall have any claim for compensation in relation to any forfeiture under this Rule 6.3.

6.4 Failure to provide details of brokerage or custody account: If the Net Award Shares are to be Released into a brokerage or custody account following the Release Date in accordance with Rule 7.1, and, if required by the Plan Administrator, the Participant has not provided details of a valid brokerage or custody account in accordance with Rule 7.2, the Committee may in its sole discretion forfeit the Award (and the Net Award Shares), and neither the Participant nor any Representative shall have any claim for compensation in relation to that forfeiture against any DB Group Company or the Nominee (as applicable).

6.5 Complete Forfeiture in connection with Competitive Services: A Participant that has ceased to be a DB Employee by reason of resignation, retirement or any other termination elected by that Participant shall automatically forfeit without any claim for compensation by the Participant or any Representative any Awards (or Tranche(s) of an Award) that have not been Released if it is determined by the Committee in its sole discretion that the Participant is employed or engaged in any capacity by a Financial Services Firm (whether directly or via an intermediary and whether or not for remuneration) in connection with the provision of Competitive Services before the Release Date, except where:

a) the services are provided in the ordinary course of a business other than a Financial Services Firm which employs or engages the Participant in any capacity; and

b) either:

i) the majority of the clients to whom the Participant’s services are provided are not Financial Services Firms; or

ii) the services provided by the Participant taken as a whole are not Competitive Services.

6.6 Suspension:

a) If the Committee considers that circumstances may be such that forfeiture may result under Rule 5.3, Rule 6.1(a) to (f), Rule 6.2, Rule 6.3, Rule 6.5 or Rule 6.7, the Release Date for an Award may at the sole discretion of the Committee be delayed until after those circumstances have been investigated (including, but not limited to, pursuant to any investigation referred to in Rule 6.2) and a determination regarding forfeiture has been made.

b) In addition, and without limitation to rule 6.2(d), the Committee may delay the Release Date of an Award in order to comply with, or to enable the compliance with, prevailing regulatory requirements (which, for the avoidance of doubt, includes any legislation or guidance published by a regulator from time to time and (without limitation) sections 7 of InstitutsVergV and 45 para. 2 sentence 1 no. 5a, 6 of the German Banking Act (Kreditwesengesetz) (in each case, as may be amended, modified or replaced from time to time)).

c) Where the Release Date for an Award is delayed under Rule 6.6(a) and a determination has been made not to forfeit an Award (or portion of an Award), if:

i) the Participant disposes of the DB Shares immediately following the Release of the Award; and

ii) the Committee determines that the Participant has suffered a disadvantage as a result of the delay caused by the suspension due to changes in the value of a DB Share or changes in the relevant foreign exchange rates between the first date that DB Shares could have been sold by the Participant (taking account of any restrictions on the Participant's ability to sell DB Shares imposed by applicable laws or regulations, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department) following the date that Delivery was originally expected to occur (the "Earliest Sale Date") and the date of sale following the delayed Release Date, the Committee may, but is not obliged to, make a discretionary payment of such sum as it considers appropriate to the Participant by way of compensation, provided that in no event may any such sum exceed the difference in the value of the relevant DB Shares at the original Release Date and the value of those shares on the date of sale.

6.7 Additional Complete Forfeiture Provisions for Material Risk Takers: In addition to the other forfeiture provisions contained in the Plan Rules (and without prejudice to the operation of those provisions), if a Participant was a Material Risk Taker in any part of a Performance Period in relation to which an Award was made, and the Committee has determined that applicable laws or regulations require that a provision such as this Rule 6.7 apply to that Award, any part of that Award that has not been Released shall be forfeited, without any claim for compensation by the Participant or any Representative, if the Committee determines in its sole discretion that the Material Risk Taker has during that Performance Period:

a) participated to a significant extent in or been responsible for conduct that has resulted in significant loss or a material regulatory sanction for any DB Group Company (which, for the avoidance of doubt, shall include any significant supervisory measure imposed on DB Group or any DB Group Company); or

b) failed to comply to a significant extent with relevant external or internal rules regarding appropriate standards of conduct (including, without limitation, standards of fitness and propriety and/or any Applicable DB Group Policy or Procedure) within the ambit of section 18 para 5 sentence 3 no. 2 of InstitutsVergV or a similar provision in any other applicable regulation.

6.8 Clawback of Awards Delivered to Material Risk Takers:

a) This Rule 6.8 applies in relation to an Award (or, where applicable, Tranches of an Award) which has been Released where the Participant was a Material Risk Taker in any part of the Performance Period in relation to which the Award is made, and the Committee has determined that applicable laws or regulations require that a provision such as this Rule 6.8 apply to that Award, if the Committee determines in its sole discretion that the Material Risk Taker has during that Performance Period:

i) participated to a significant extent in or been responsible for conduct that has resulted in significant loss or a material regulatory sanction for any DB Group Company and the Committee has determined that applicable laws or regulations require that a provision such as this Rule 6.8 apply to that Award; or

ii) failed to comply to a significant extent with relevant external or internal rules regarding appropriate standards of conduct (including, without limitation, standards of fitness and propriety and/or any Applicable DB Group Policy or Procedure) within the ambit of section 18 para 5 sentence 3 no. 2 of InstitutsVergV or the equivalent provision in any other applicable regulation.

b) Where the Committee determines that this Rule 6.8 applies in relation to an Award (or Tranche of an Award), the Participant shall be required to reimburse the Clawback Amount to the DB Group in accordance with the provisions of this Rule 6.8. The Committee shall notify the Participant in writing of the determination and of the Clawback Amount that is due from the Participant (a “Clawback Notice”).

c) For the purposes of this Rule 6.8, the “Clawback Amount” shall be either:

i) the number of DB Shares originally subject to the part of the Award that has been Released, before any reduction in accordance with Rule 4.8, but taking account of any reduction resulting from failure to meet a Performance Condition in full, (the “Clawback Shares”); or

ii) the market value at the Release Date of the Clawback Shares (the “Clawback Cash”).

d) The Participant shall reimburse the DB Group for the Clawback Amount by either, at the election of the Participant, transferring the Clawback Shares to such person or entity designated by the Committee or paying the Clawback Cash to a DB Group Company designated by the Committee, as directed by the Committee, in each case as soon as possible after the Clawback Notice takes effect (as provided in Rule 12.2), and in any event within 30 days of that notice taking effect. If the Participant fails to reimburse the DB Group within 30 days of the notice taking effect, the DB Group reserves all of its rights to obtain reimbursement of the Clawback Amount (whether the Clawback Shares or the Clawback Cash, or any combination thereof, regardless of any election of the Participant) from the Participant in any way (or any combination of ways) it deems appropriate to the extent permitted by law. Without prejudice to the generality of the foregoing, any DB Group Company shall be entitled to:

i) deduct the relevant sum or part of it from any amounts due to the Participant from that DB Group Company (including salary) to the extent permitted by applicable law; and/or

ii) institute legal proceedings against the Participant for the recovery of the Clawback Amount or any part of it.

e) If the Committee considers that any taxation or social security contributions paid in relation to the Award may not be recovered from or repaid by the relevant tax authority following the application of this Rule 6.8, the Committee at its discretion, may, but is not required to, reduce the Clawback Amount to take account of this taxation or social security contributions. Where the Clawback Amount is so reduced, the Participant shall make reasonable efforts to recover the amount of taxation and social security contributions which resulted in the reduction from the relevant tax authority, and if any such taxation or social security contributions are subsequently recovered by the Participant from the relevant tax authority, the Participant shall pay the amount of any such taxation or social security contributions recovered by the Participant to the DB Group. If the Clawback Amount is reduced as described in this Rule 6.8(e) and a DB Group Company recovers any amount of taxation or social security contributions associated with the reduction, the DB Group Company shall retain the amount so recovered.

f) Neither the Participant nor any Representative shall have any claim for compensation as a result of the operation of this Rule 6.8.

g) This Rule 6.8 shall not apply to an Award unless the Clawback Notice is delivered so as to take effect before the second anniversary of the Last Release Date for the Award. For these purposes, the “Last Release Date” is the date set forth in the Award Statement as the date upon which the Award is Released, or where the Award is granted in Tranches, the final date set forth in the Award Statement as the date upon which a Tranche of the Award is Released.

7 Release

7.1 Release: As soon as practicable following the Release Date of an Award (or Tranche of an Award), the Participant shall be entitled to withdraw the Net Award Shares subject to that Award or Tranche (taking account of any forfeiture in accordance with the Plan Rules) from the Nominee and have the shares placed in a valid DB Group brokerage or custody account, or other brokerage or custody account approved by the Plan Administrator for this purpose, in the name of the Participant (and the Nominee shall be entitled to so place the Net Award Shares regardless of whether so requested by the Participant), and the Participant shall be free to sell those Shares, subject to the requisite Compliance Department approval as referred to in Rule 11.6.

7.2 Custody/brokerage account: If required by the Plan Administrator, the Participant or any Representative must provide to the Plan Administrator, before the Release Date or such other date as identified by the Plan Administrator, details of a valid DB Group brokerage or custody account, or other brokerage or custody account approved by the Plan Administrator for this purpose, into which the Net Award Shares may be placed, in a form satisfactory to the Plan Administrator.

7.3 Tax, social security and other statutory withholding: The Plan Administrator or any DB Group Company may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation, social security contributions or any other statutory deduction in the event any such liability arises in respect of the Release of Awards. Without limitation, the number of shares to be placed into a Participant’s custody or brokerage account may be reduced by a number of DB Shares or other assets with a value equal to the amount of such applicable tax, social security requirements and any other statutory deductions, and in each case the amount of the deduction or the reduced number of DB Shares shall be treated as Released. Depending on the Participant’s individual circumstances, if a Participant changes locations between the Award Date and Release, an Award may become subject to multiple withholding taxes or double taxation. The Plan Administrator or Nominee may sell an appropriate portion of the Net Award Shares and withhold sufficient sale proceeds to satisfy the withholding liability, and such portion of the Net Award Shares shall be treated as Released.

The Participant (or the Participant’s Representative, if applicable) is responsible for reporting the receipt of income or the proceeds of any sale as a result of the operation of this Rule 7.3 or otherwise to the appropriate tax authority (except where any DB Group Company is legally obliged to account for such reporting).

No DB Group Company takes any responsibility (except where legally required) as to the taxation, social security or other statutory deductions consequences of the Participant participating in the Plan and a Participant should therefore seek independent advice on tax, social security and other statutory deductions.

7.4 Proof of Certification: If the Plan Administrator requests any Proof of Certification, the Participant must provide such Proof of Certification in a form satisfactory to the Plan Administrator within 30 days of the request.

7.5 Notification of events: The Participant must notify the Plan Administrator of any events which may result in the forfeiture of the Award or any part of it prior to any Release Date. Furthermore, the Participant agrees that the Participant shall be deemed to warrant and undertake to the Plan Administrator and each DB Group Company on each Release Date that the Participant has not acted in any way giving rise to forfeiture pursuant to these Plan Rules at any time prior to the relevant Release Date.

If, contrary to Rule 6, the Participant derives any benefit, following the Release Date, to which the Participant is not entitled then the Plan Administrator (or any relevant DB Group Company) shall be entitled to a full recovery of all benefits derived by the Participant wrongly in breach of the warranty and undertaking and/or contrary to Rule 6. This shall be without prejudice to any other rights which any DB Group Company may have arising out of the act or omission giving rise to forfeiture.

7.6 Compliance: Any action in relation to an Award or the Award Shares is subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.

8 Corporate events

8.1 Effect of Change of Control: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the sole discretion to determine whether none, some or all of the outstanding Awards will be Released (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied) as a result of the Change of Control, to the extent not already Released.

8.2 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of the Plan, including Rule 7 and Rule 10, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

8.3 Changes in capitalisation: If any change affects DB Shares on account of a merger, reorganisation, rights issue, extraordinary stock dividend, stock split or similar changes which the Committee reasonably determines justifies adjustments to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee to be necessary or appropriate to prevent enlargement or dilution of rights.

9 Administration

9.1 Administration by the Plan Administrator: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted, or decisions made, by the Committee and shall have all powers necessary to carry out the provisions of the Plan.

9.2 Interpretation by the Committee: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary or desirable. All decisions made by the Committee (including, for the avoidance of doubt, by the Plan Administrator, the DB Group or a DB Group Company, where designated in the Plan Rules as the body to make the decision) pursuant to the Plan are final, conclusive and binding on all persons, including the Participants and any DB Group Company.

9.3 Forfeiture and Release: The Committee shall have full discretion to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.

10 Amendment or termination of the Plan

10.1 Termination of Plan: The Committee may terminate the Plan at any time in its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.

10.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan (including, for the avoidance of doubt, the amendment of existing Schedules and the addition of new Schedules) or of any Award Statement or any Performance Condition in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award except:

a) with the Participant’s prior consent; or

b) where the amendment, alteration or addition is made in order to comply with applicable regulatory requirements which, for the avoidance of doubt, includes any legislation or guidance published by a regulator from time to time.

For the avoidance of doubt, no oral representation or statement made by any party, including any employee, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Senior Executive Compensation Committee.

11 General

11.1 No guarantee of benefits or unintended rights:

a) The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.1). The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

b) Nothing in these Plan Rules shall be construed as an obligation or a guarantee by any DB Group Company, the Committee or the Plan Administrator with respect to the future value of an Award.

c) No Participant or any Representative shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

d) An Award and resulting distribution shall not (except as may be required by taxation law or other applicable law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

e) If a Participant ceases to be a DB Employee for any reason, and, as a result, loses or suffers a diminution in value of an Award in accordance with the Plan Rules, that Participant shall not be entitled, and shall be deemed irrevocably to have waived any entitlement, to any compensation by way of damages or otherwise in connection with that loss or diminution in value in relation to the Award, except as specifically provided for in the Rules.

f) Notwithstanding anything to the contrary in these Rules, the Participant shall not have, and waives any right to, bring a claim against any DB Group Company for any loss caused or alleged to have been caused by the manner in which any discretion referred to in these Rules has been exercised (or, as the case may be, not exercised).

11.2 No enlargement of Participant rights: The establishment of the Plan and the making of Awards under it is entirely at the sole discretion of the Committee, shall not be construed as an employment agreement and shall not give any Participant the right to be retained as a DB Employee or to otherwise impede the ability of any DB Group Company to terminate the Participant’s employment. No communications concerning the Award shall be construed as forming part of a Participant’s terms and conditions of employment or any employment agreement with any DB Group Company.

11.3 Severability: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

11.4 Limitations on liability: Notwithstanding anything to the contrary in these Rules, neither any DB Group Company, the Plan Administrator, nor any individual acting as an employee, agent or officer of any DB Group Company or the Plan Administrator, shall be liable to any Participant, former employee or any Representative for any claim, loss, liability or expense incurred in connection with the Plan.

11.5 Claims by Participants: Any claim or action of any kind by a Participant or Representative with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date a Participant’s Award was Released or would have been Released had such Award not been forfeited or lapsed pursuant to these Rules, save to the extent that this restriction would be unlawful under applicable law.

11.6 Dealing in DB Shares: Any dealing in DB Shares acquired by a Participant pursuant to the Plan shall remain subject to the requisite Compliance Department approval.

11.7 Participant confidentiality: For the avoidance of doubt, nothing in these Rules shall prohibit or restrict the Plan Administrator, any Participant or any Group Company from disclosing information as required by law or by any securities exchange, tax or regulatory authority having jurisdiction over any Group Company or in order to take professional advice or as ordered by a court of competent jurisdiction. Additionally, neither the Plan Administrator, any Participant nor any Group Company is prevented by these Rules from reporting any wrongdoing to a statutory regulator in circumstances in which there is a duty to disclose that wrongdoing or from reporting a criminal offence to the police or other relevant criminal enforcement body.

11.8 Assignment: Except in accordance with Rule 4.9, an Award is not transferable or assignable by the Participant. Notwithstanding this, any DB Group Company shall have the right to novate and/or assign its contractual rights and/or obligations under this Plan in full or in part to any other DB Group Company or an Acquirer Entity at its sole discretion without the express consent of the Participant.

11.9 Data protection: Any DB Group Company may collect and process various data that is personal to Participants (including, for example, name and address, taxpayer and social security identification numbers, and employee number or other means of confirming employment and title or position with a DB Group Company) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. This data will be collected directly from the Participant or from the DB Group Company that employs the Participant. A failure or refusal on the part of the Participant to provide or update the data (or to agree to the uses of the Participant’s personal data described above) may result in the DB Group being unable to administer the Plan in respect of the Participant. A DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with the administration of the Plan. Some data processing may be done outside the country in which the Participant is employed, where laws and practices relating to the protection of personal data may be weaker than those in the country in which the Participant is employed, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected and complies, so far as possible, with the local data protection legislation in the country in which the Participant is employed. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the country in which the Participant is employed may be entitled to access the data. Depending on the country in which the Participant is employed, the Participant may have the right to request access to, a copy of and correction of information held by the DB Group and may write to the local Data Protection Officers of the DB Group, at the contact details which will be provided from time to time, for these purposes and also to request that the DB Group specify or explain its policies and procedures in relation to data and the types of data held.

11.10 Entire agreement: These Plan Rules together with the Award Statement (and, if any Performance Condition is set out in an Award Letter, that Award Letter) set forth the entire understanding of the parties with respect to the Award described on the Award Statement. Any agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

12 Notices

12.1 Form of notices: All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email, by facsimile transmission, by registered mail (return receipt requested, postage prepaid) or as may otherwise be indicated by the Plan Administrator (including via any online computer processes established by the Plan Administrator).

Notices or communications to the Plan Administrator or any DB Group Company shall be sent to the following address (or to such other address or in such other manner for the Plan Administrator or any DB Group Company as shall be notified to the Participant):

Plan Administrator (or DB Group Company)

HR Performance & Reward

c/o DB Group Services (UK) Limited

1 Great Winchester Street

London EC2N 2DB, United Kingdom

12.2 When notices take effect: Notices or other communications shall take effect:

a) if delivered by hand, upon delivery;

b) if posted, upon delivery, or, in relation to communications sent to a Participant by first class post, 10.00 a.m. (UK time) on the second day after posting if earlier;

c) if sent by facsimile or email, when a complete and legible copy of the relevant communication, whether that sent by facsimile or email (as the case may be) or a hard copy sent by post or delivered by hand, has been received at the appropriate address; and

d) if sent via any online computer processes established by the Plan Administrator, when that communication is registered by the system or acknowledged by the Participant, as the case may be.

12.3 Participants’ contact details: It is each Participant’s responsibility to keep the Plan Administrator updated with any change to address and other contact details for that Participant. By participating in the Plan, each Participant acknowledges and agrees that the Participant shall have no claim for compensation or otherwise for any loss suffered as a result of, or in connection with, a failure to keep contact details updated. Any notice or other communication given to a Participant by the Plan Administrator or any DB Group Company shall be validly given if sent to the last address validly notified to the Plan Administrator by the Participant (or in the absence of any such notification to the address that the Plan Administrator reasonably believes to be that Participant’s address, or to be that Participant’s address before any change of address which has not been validly notified to the Plan Administrator).

13 Applicable law and jurisdiction

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The effective date of this document is March 1, 2023.

These Plan Rules (as may be amended from time to time) apply to all Awards granted on or after this Date and before Plan Rules are issued with a later effective date which will supersede and replace these Plan Rules in relation to future grants of Awards.